EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of security holders.

EXHIBIT C:
  Attachment to item 77D:
  Policies with respect to security investments.
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EXHIBIT A:
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and shareholders of The RBB Fund, Inc.:

In planning and performing our audit of the financial statements of Money Market Portfolio (the "Portfolio", a series of The RBB Fund, Inc. (the "Fund"), for the year ended August 31, 2004 (on which we have issued our report dated October 18, 2004), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-
SAR, and not to provide assurance on the Portfolio's internal control.

The management of the Portfolio is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in accordance with the standards of the Public Company Accounting Oversight Board (United
States). Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Portfolio's internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight
Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Portfolio's internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of August 31, 2004.

This report is intended solely for the information and use of management, the Directors and Shareholders of Money
Market Portfolio of The RBB Fund, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
October 18, 2004



EXHIBIT B:
Matters submitted to a vote of security holders is incorporated by reference to the Registrant's Proxy Statement (No. 33-20827) filed on August 30, 2004.



EXHIBIT C:
Policies with respect to security investments is incorporated by reference to the Registrant's 497 (No. 33-20827) filed on April
26, 2004.